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                               GENERAL PARTNERSHIP

         THIS AGREEMENT OF GENERAL PARTNERSHIP entered into as of January 5, 1995, by and among Northeast Ticketing Company and Southeast Ticketing Company (hereinafter collectively referred to as "Partners" and individually as "Partner").

         1. Name and purpose. The Partnership shall be carried on under the name of Conn Ticketing Company. The Partnership has been formed for the purpose of engaging in the computerized ticketing business in the State of Connecticut. The Partnership may engage in any and all other activities as may be necessary, incidental or convenient to carry out the business of the Partnership as contemplated by this Agreement.

         2. Place of business. The principal office of the Partnership shall be located at 92 Weston Street, Suite 30, Hartford, Connecticut 06120, or at such other place as shall be agreed upon by the Partners from time to time.

         3. Partners. The name and address of each of the Partners are as follows:

         Northeast Ticketing Company        92 Weston Street, Suite 30
                                            Hartford, Connecticut 06120

         Southeast Ticketing Company        92 Weston Street, Suite 30
                                            Hartford, Connecticut 06120

         4. Term. The Partnership shall commence on January 1, 1995, and shall continue until terminated as provided in this Agreement.


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         5. Capital contributions. Each of the Partners has contributed to the capital of the Partnership, in cash, the amount set forth opposite his name:

         Partner                                              Contribution
         Northeast Ticketing Company                          $ 1,000
         Southeast Ticketing Company                          $ 1,000

         An individual capital account shall be established and maintained for each Partner, who shall receive an interest in the Partnership and shall be credited with the amounts of its capital contributions to the Partnership from time to time. A Partner shall not be entitled to interest on its capital contribution, or to withdraw any part of its capital account, or to receive any distribution from the Partnership, except as specifically provided herein.

         6. Net profits, net losses and cash flow. (a) Profits and losses. Each partner shares equally in the net profits and surplus remaining after all liabilities, including those to Partners are satisfied; and must contribute toward the losses, whether of capital or otherwise, sustained by the Partnership according to its share in the profits.

         The terms "net profits" and "net losses" shall mean the net profits and losses of the Partnership as determined for federal income tax purposes by the certified public accountant servicing the partnership account.



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         (b) Cash flow. The cash flow of the Partnership shall be determined separately for each fiscal year and not cumulatively and, as so determined, shall be distributed in the same proportion as profits and losses are shared in accordance with paragraph 6(a). The cash flow shall be distributed at the discretion of the Partners, but at least semiannually.

         (c) Income accounts. A separate income account shall be maintained for each Partner. Partnership profits and losses shall be charged or credited to the separate income account of each Partner. If a Partner has no credit balance in his income account, losses shall be charged to his capital account.

         7. Rights and duties of Partners in relationship to Partnership. (a) Each Partner has equal rights in the management and conduct of the Partnership business and shall provide such services to the operation of the Partnership business as it shall deem proper and necessary, including keeping all Partners informed of all letters, accounts, writings and other information which shall come to a Partner's attention concerning the business of the Partnership. Partners shall render true and full information of all things affecting the Partnership to the other Partner or its legal representative.

         (b) The Partnership must indemnify every Partner in respect of payments made and personal liabilities reasonably incurred by it in the ordinary and proper conduct of Partnership business, or for the preservation of Partnership business or property.



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         (c) Each Partner must account to the Partnership for any benefit and hold as trustee for it any profits derived by it without the consent of the other Partner from any transaction connected with the formation, conduct, or liquidation of the Partnership or from any use by it of Partnership property.

         (d) The Partnership shall keep or cause to be kept full records of each transaction of the Partnership and shall maintain such records at the principal office of the Partnership or at the principal office of the partnership's accounting firm. Said records shall be open for inspection and examination by all Partners, or their duly authorized representative, at all reasonable times. The fiscal year of the Partnership shall end on December 31.

         (e) Either Partner shall not be liable to the Partnership or to any Partner for any mistake or error in judgment or for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement.

         (f) No Partner is entitled to remuneration for acting in the Partnership business.

         8. Voting. Each Partner shall vote in proportion to his capital interest in the Partnership from time to time. Each Partner may exercise his vote by written or oral notification to the other Partner, in each of those instances hereinafter stated.

         9. Amendments. Amendments to this Agreement shall become effective only if in writing, signed by all the Partners.


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         10.      Withdrawal from Partnership.
         (a) Partial or complete withdrawal. Each Partner shall have the right to withdraw either partially or completely from the Partnership at the end of any fiscal year or at the end of the second quarter of any fiscal year. Written notice of intention to withdraw shall be served on the remaining Partner by the withdrawing Partner at least 45 days before the end of such fiscal year or quarter. The partial or complete withdrawal of a Partner shall have no effect on the continuance of the partnership business.

         (b) Distribution. The distribution for the withdrawn Partnership Units shall be the fair market value thereof, as of the close of business on the effective date of the withdrawal (the end of the fiscal year or the end of the second quarter of the fiscal year). The fair market value of each Unit shall be determined by substituting the fair market value as of such date, in place of the book value, of all asset value, as redetermined, all liabilities of the Partnership as of such date, and dividing the resulting figure (representing the net fair market value of all Units of the partnership) by the total number of Partnership Units being withdrawn.

         To the extent possible, the determination of the fair market value of the Partnership Unit shall be made by the certified public accountant who is then servicing the Partnership.

         In making the adjustment for the fair market value of any asset without a readily ascertainable value and with respect to which the fair market value cannot be agreed upon by the Partnership and withdrawing Partner, the Partnership shall apply and rely upon the written appraisal of a qualified appraiser of such asset, selected by the Partnership for that purpose at the




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expense of the Partnership. All such determinations of fair market value shall be made within 60 days after the effective date of the withdrawal of a Partnership Unit.

         (c) Payment. Payment from the Partnership for the Units withdrawn by a Partner pursuant to this paragraph shall be made within 120 days after the determination of the value of the partnership Units.

         11. Transfer of partnership interest.
         (a) Permitted transfers. Subject to paragraph 11(b) below, a Partner's interest is assignable in whole or in part. A Partner ceases to be a Partner upon assignment of all its Partnership interest.

         A conveyance by a Partner of its interest in the Partnership does not of itself dissolve the partnership, nor, as against the other Partners in the absence of agreement, entitle the assignee, during the continuance of the Partnership, to interfere in the management or administration of the partnership business or affairs, or to require any information or account of partnership transactions, or to inspect Partnership books; but it merely entitles the assignee to receive in accordance with its contract the profits to which the assigning Partner would have otherwise been entitled.

         (b) Prohibited transfers. A Partner shall not pledge, cause a lien to be placed against, or encumber, its partnership interest in any way. Unless authorized by the other Partners, a Partner has no authority to assign the Partnership property in trust for creditors or on the


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assignee's promise to pay the debts of the Partnership; dispose of the good will of the business; do any other act which would make it impossible to carry on the ordinary business of the Partnership; confess a judgment, submit a Partnership claim or liability to arbitration or reference.

         A Partner shall not sell or in any other way transfer its Partnership interest without first offering such interest for sale to the Partnership in a writing addressed and delivered to the principal office of the Partnership. Said notice shall set forth the proposed sale price and terms of sale. Thereupon, the Partnership shall have a period of 30 days to notify the selling Partner of its intention to purchase the interest offered for sale pursuant of the terms of that offer. If the Partnership shall timely elect to purchase the selling Partner's interest, then within 45 days after receipt by the Partnership of such offer to sell, the partnership shall purchase said interest at the price and on the terms at which said interest is offered for sale. If the interest is not purchased by the Partnership within said 45-day period, then during the six-month period thereafter the offering Partner may sell his Partnership interest so offered for sale to any person whomsoever. Provided, however, that said interest shall not be sold at a lower price or on more favorable terms that than the price and terms set forth in the notice sent by the Partner in accordance with this paragraph 11(b). And provided further, however, that if the offering Partner does not sell his Partnership interest within the said six-month period, then thereafter he shall not sell or in any other way transfer such interest without first reoffering such interest for sale to the Partnership, in the manner set forth in this paragraph 11(b).



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         12. Notices. All notices, consents and other instruments hereunder shall be in writing and mailed by certified mail, return receipt requested, postage prepaid, and shall be directed to the parties hereto at the addresses hereinabove set forth or at the last addresses of the parties furnished by them in writing.

         13.      Binding effect
         This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective administrators, executors, legal representatives, successors and permitted assigns.

         In witness whereof the parties hereto have executed two copies of this Agreement on the day and year first above written.

NORTHEAST TICKETING COMPANY                   SOUTHEAST TICKETING COMPANY

By:   /s/ [illegible]                         By:  /s/ James [Illegible]
   ------------------                            -----------------------
      Its President                                Its President


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